COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces the Appointment of Steven W. Adam as Chief Operating Officer

Houston, TX – November 6, 2017 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced the appointment of Steven W. Adam as Executive Vice President and Chief Operating Officer, effective November 6, 2017 and is succeeding Robert J. Banks who is separating from the Company to pursue other endeavors.

Sean Woolverton, SilverBow’s Chief Executive Officer commented, “We are pleased to welcome Steve to the SilverBow leadership team. His experience as a veteran operator across many basins and most recently in the Eagle Ford make him an ideal fit. We are confident his extensive operational expertise and demonstrated low cost leadership skills will complement our long-term growth objectives and look forward to having him play an integral role in delivering low cost operations for the Company.”

Adam commented, “I’m excited to join Sean and all the employees of SilverBow. The Company has a proven track record of operational excellence and a dedicated workforce that has made significant strides in streamlining its business and reducing costs. I look forward to working with the team to continue delivering top tier well results while taking another step change reduction in our well costs through a disciplined operational approach.”

Woolverton commented further, “We would also like to sincerely thank Bob for his leadership and commitment to the Company during the past fourteen years. His focus and leadership allowed the Company to move forward on several initiatives during this period of significant change. Bob leaves SilverBow a stronger and better positioned company. We wish him the very best in his next endeavors.”

About SilverBow Resources
SilverBow Resources (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested. For more information please visit www.sbow.com.

About Steve Adam
Steve Adam was previously the Senior Vice President of Operations of Sanchez Oil and Gas where he held a series of positions of increasing responsibility from April 2013 to July 2017. Mr. Adam has over 40 years of upstream exploration and production and petroleum services experience with both major and independent companies. His unconventional resource management experiences have been with Occidental Petroleum and most recently with Sanchez Oil & Gas. Mr. Adam received his Bachelor of Science degree in Chemical Engineering from Montana State University, Master of Business Administration from Pepperdine University and Advanced Management Certificate from the University of California – Berkeley.